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                                                                    EXHIBIT 99.1

[LOGO NASTECH]

FOR IMMEDIATE RELEASE

       NASTECH PHARMACEUTICAL ENTERS INTO COMMERCIALIZATION AGREEMENT FOR

            NASAL CALCITONIN FOR OSTEOPOROSIS WITH PAR PHARMACEUTICAL

BOTHELL, WA, OCTOBER 25, 2004 - Nastech Pharmaceutical Company Inc. (Nasdaq:
NSTK) ("Nastech") today announced that it has entered into an exclusive license and supply agreement with Par Pharmaceutical, Inc. (NYSE:PRX) ("Par") for U.S. distribution and marketing of Nastech's calcitonin-salmon nasal spray for the treatment of osteoporosis. This collaboration combines Nastech's strengths in preclinical and clinical product development, nasal drug formulation and delivery, and commercial-scale nasal manufacturing with Par's experience and expertise in the sales and marketing of generic pharmaceutical products.

Under the terms of the agreement, Nastech is responsible for obtaining regulatory approval and will manufacture the product in its New York and Washington facilities, providing finished calcitonin-salmon nasal spray product to Par in accordance with the license and supply agreement. Par will exclusively market, sell and distribute the product in the U.S. market. The financial terms of the agreement include an upfront payment, regulatory and post-approval milestone payments, payments for final manufactured product, and a profit sharing arrangement following commercial launch.

In February 2004, Nastech announced that the U.S. Food and Drug Administration
(FDA) accepted for filing Nastech's 505(j) paragraph 4 Abbreviated New Drug Application (ANDA) for the product. In June, Nastech announced that the FDA had conducted a successful Pre-Approval Inspection of our calcitonin manufacturing facility with no cited deviations from current Good Manufacturing Practices.

"This collaboration has important strategic value for Nastech. We have leveraged our proprietary drug delivery technology and state-of-the-art manufacturing capabilities to advance this program and create significant financial value for the company," said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. "We believe Par represents an excellent partner with significant experience in specialty pharmaceutical marketing and the resources to maximize the commercial potential of this product candidate. This agreement has the potential to make a considerable, ongoing financial contribution to Nastech following the approval of this product."

"We view Par's partnership with Nastech as a unique opportunity to expand our strong generic franchise into proven intranasal delivery," said Scott Tarriff, President and Chief Executive Officer of Par Pharmaceutical. "We look forward to working with Nastech to advance this product into commercialization."

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"The decrease in bone mass in postmenopausal women is well established and recent studies have identified a corresponding increase in cartilage degradation," explained Harris H. McIllwain, M.D., C.M.D., Tampa Medical Group Research and Chairman of the Florida Osteoporosis Board. "This month at the annual meeting of the American College of Rheumatology, data from an early clinical study suggested that calcitonin-salmon may reduce such cartilage degradation in post-menopausal women with osteoarthritis and we are intrigued by the clinical potential of this product to meet an important unmet medical need in osteoarthritis treatment."

Novartis AG currently markets calcitonin-salmon nasal spray under the brand name Miacalcin(R). The product is indicated for the treatment of postmenopausal osteoporosis and aggregate pharmaceutical sales estimates for the osteoporosis market were roughly $8 billion in 2003. If successful, this product will compete with the branded formulation of calcitonin-salmon nasal spray, with current annual sales estimated at approximately $240 million in the U.S.

ABOUT CALCITONIN

The decrease in bone mass, known as osteoporosis, in postmenopausal women is well established. Women, who until recently took estrogens for osteoporosis, are now in search of safer means of limiting the decrease in bone mass. Calcitonin is a hormone produced by the thyroid gland that acts primarily on bone. Bone is in a constant state of remodeling, whereby old bone is removed by cells called osteoclasts, and new bone is laid down by cells called osteoblasts. Calcitonin inhibits bone removal by osteoclasts, and promotes bone formation by osteoblasts. A currently approved and marketed intranasal calcitonin has been shown to increase spinal bone mass in postmenopausal women with established osteoporosis and is the only osteoporosis treatment specifically labeled to be used in women in whom estrogens are contraindicated. Human calcitonin has a very short half-life in the blood stream and therefore the longer acting salmon calcitonin is used therapeutically.

ABOUT PAR

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc., and its recently acquired subsidiary, Kali Laboratories, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets and expects to introduce the first of these in 2005. Par currently manufactures, markets or licenses more than 80 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is a pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The company's proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. These drugs include peptides, proteins and RNAi therapeutics. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management, and osteoporosis. Additional information about Nastech is available at http://www.nastech.com.

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NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding;
(ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech's and/or a partner's ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) Nastech's and/or a partner's ability to obtain required governmental approvals; and (v) Nastech's and/or a partner's ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements that become untrue because of subsequent events.

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CONTACTS FOR NASTECH:
Stacie D. Byars
Director, Investor Relations
(425) 908-3639
ir@nastech.com

Burns McClellan
Kathy Jones, Ph.D. (Media)
(212) 213-0006

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